Exhibit 10.2

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made and entered into as of ________________,_______, by and between CHARTER FINANCIAL CORPORATION, a Maryland corporation (the “Corporation”), and ________________, an officer, member of the Board of Directors or other employee or agent of the Corporation (“Indemnitee”).
WHEREAS, Indemnitee is, or is about to become, an Authorized Representative of the Corporation, as “Authorized Representative” is defined in Section 1 hereof;
WHEREAS, competent and experienced persons are reluctant to serve as Authorized Representatives of corporations unless they are provided with adequate protection through corporate indemnification against risks of claims and actions against them arising out of their service as an Authorized Representative to the corporation;
WHEREAS, the Maryland Code authorizes the Corporation to indemnify directors, officers, employees and agents; to advance the reasonable expenses they incur as parties to and witnesses in any Proceeding (as defined in Section 1); and to enter into agreements providing for such indemnification and advancement;
WHEREAS, the Articles of Incorporation of the Corporation, duly approved by its shareholders, generally authorize and obligate the Corporation to indemnify its directors and officers and to advance their expenses to the fullest extent required or permitted by the Maryland Code;
WHEREAS, the Articles of Incorporation and the Maryland Code authorize the Corporation to enter into agreements to indemnify and advance expenses to its directors, officers, agents and employees and to make provisions to ensure that the Corporation can honor its indemnification obligations;
WHEREAS, the Board of Directors has determined that, in order to attract and retain qualified persons to serve as Authorized Representatives, it is in the best interest of the Corporation and its shareholders for the Corporation to enter into indemnification agreements with certain individuals to, among other things, clarify through contract the Corporation’s indemnification of such persons;
WHEREAS, the Corporation desires to have Indemnitee serve and continue in the future to serve as an Authorized Representative;
WHEREAS, in consideration for and reliance on this Agreement, and on the condition that the Corporation enter into and perform its obligations under this Agreement, Indemnitee is willing to serve and continue in the future to serve as an Authorized Representative; and
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:
1.    Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:
“Advances” has the meaning set forth in Section 3.
“Affirmation and Undertaking” has the meaning set forth in Section 3.
“Agreement” means this Indemnification Agreement, entered into as of ________________,_______, by and between the Corporation and Indemnitee.
“Articles of Incorporation” means the Articles of Amendment and Restatement of Charter Financial Corporation.
“Authorized Representative” means a director or officer of the Corporation or a Subsidiary of the Corporation; a trustee, fiduciary, administrator or functional equivalent of any Plan; or a person serving at the explicit request of the Corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, whom the Corporation is authorized to indemnify and as to whom the Board of Directors has determined that it is in the Corporation’s best interest to enter into an indemnification agreement similar to this Agreement.
“Board of Directors” means the Board of Directors of Charter Financial Corporation.

Exhibit 10.2

“Bylaws” means the Bylaws of Charter Financial Corporation.
“Corporation” means Charter Financial Corporation.
“Expenses” means all expenses actually and reasonably incurred in connection with defending, investigating, participating or serving or preparing to serve as a witness in a Proceeding, expressly including, but not necessarily limited to, all reasonable attorney’s fees, retainers, court costs, transcript costs, fees of experts, investigators and consultants, witness fees, computer legal research costs, electronic discovery costs, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, and delivery service fees.
“Indemnitee” has the meaning set forth in the Preamble.
“Liabilities” has the meaning set forth in Section 2(a).
“Maryland Code” means the Maryland Corporations and Associations Code, as in effect as of the date of this Agreement.
“Plan” means any employee benefit plan, employee stock ownership plan, pension benefit plan or welfare benefit plan, as respectively defined by the Employee Retirement Income Security Act of 1974, as amended, which was, is now, or hereafter becomes sponsored by the Corporation or any Subsidiary of the Corporation, or sponsored jointly by the Corporation or a Subsidiary and a labor organization, solely for the benefit of the employees of the Corporation or a Subsidiary, or any other employee benefit plan not subject to the Employee Retirement Income Security Act of 1974, as amended, sponsored solely by the Corporation or a Subsidiary, or jointly by the Corporation and a Subsidiary, solely for the benefit of the employees of the Corporation or a Subsidiary.
“Proceeding” means any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including proceedings by or in the right of the Corporation.
“Subsidiary” means any organization in which more than fifty percent (50%) of the outstanding voting securities or voting rights representing the present right to vote for election of directors, trustees, managers or equivalent executives is owned or controlled, directly or indirectly, by Charter Financial Corporation.
2.    Indemnification.
(a)    Indemnitee shall be indemnified and held harmless by the Corporation, subject to the terms and conditions set forth herein, to the fullest extent permitted by law against all liability, loss, judgments, fines, and all amounts paid or to be paid in any settlement and all reasonable Expenses (as defined above) actually and reasonably incurred by Indemnitee in connection with any Proceeding (individually and collectively, “Liabilities”)
(i)    to which Indemnitee is or was a party or is threatened to be made a party by reason of any action or inaction in Indemnitee’s capacity as an Authorized Representative, or
(i)with respect to which Indemnitee is otherwise involved by reason of the fact that Indemnitee is or was serving as an Authorized Representative;
(b)    No subsequent change in the Corporation’s Articles of Incorporation or Bylaws or the Maryland Code shall have the effect of limiting or eliminating any indemnification available under this Agreement as to any act, omission or capacity occurring or existing prior to such change. If any change after the date of this Agreement in any applicable law, statute or rule expands the power of the Corporation to indemnify an Authorized Representative, such change shall apply to Indemnitee’s rights and the Corporation’s obligations under this Agreement.
(c)    Notwithstanding the foregoing, Indemnitee shall not be indemnified and held harmless under this Agreement with respect to (i) any Proceeding initiated by Indemnitee, except to enforce Indemnitee’s rights to indemnification and advancement of Expenses under this Agreement or otherwise, or (ii) any Proceeding pending on or before the date of this Agreement.
(d)    The Corporation shall not be liable under this Agreement to make any payment in connection with any Liability:
(i)    for which payment is actually made to Indemnitee under a valid and collectible insurance policy, except in respect of any retention not covered, any excess beyond the amount of payment or any obligation the Corporation may have to provide indemnification under such policy of insurance;

Exhibit 10.2

(ii)    for which Indemnitee is indemnified by the Corporation otherwise than pursuant to this Agreement;
(iii)    for which Indemnitee has received indemnification or advancement of Expenses from any other indemnitor, including any Subsidiary, Plan, or other corporation, partnership, joint venture, trust, employee benefit plan or other entity for which Indemnitee is serving as an Authorized Representative at the request of the Corporation;
(iv)    for an accounting for profits made from the purchase or sale by Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended;
(v)    incurred in connection with a Proceeding involving the acts or omissions of Indemnitee and in connection with which Indemnitee’s acts or omissions have been determined, through a final adjudication or by admission by Indemnitee, (A) to have been committed in bad faith, (B) to have been the result of active and deliberate dishonesty, or (C) to have been known to Indemnitee at the time of commission or omission to constitute a violation of law or regulation;
(vi)    incurred in connection with a Proceeding in which Indemnitee is determined, through final adjudication or admission by Indemnitee, to have received an improper personal benefit in money, property or services;
(vii)    for which Indemnitee is finally adjudged, after exhaustion of all appeals, to be liable to the Corporation or which has been subjected to permanent injunctive relief, after exhaustion of all appeals, in favor of the Corporation;
(viii)    incurred in connection with any settlement to which the Corporation has not given its prior written consent or approval, which consent or approval shall not be unreasonably withheld; or
(ix)    as to which the Corporation is otherwise prohibited from providing indemnification to Indemnitee based upon the provisions of any law or regulation then applicable to the Corporation as a bank holding company or financial holding company.
3.    Advances for Expenses. The Corporation agrees to pay Expenses incurred by Indemnitee in connection with any Proceeding in advance of the final disposition thereof (“Advances”), provided that the Corporation has received a written affirmation of the Indemnitee that his or her conduct does not constitute behavior of the kind described in Sections 2(d)(v) and 2(d)(vi) of this Agreement and an undertaking from or on behalf of Indemnitee to repay the amount so advanced if and to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation under this Agreement or otherwise, substantially in the form attached hereto as Annex I (an “Affirmation and Undertaking”),. The undertaking must be an unlimited general obligation of Indemnitee but need not be secured, does not bear interest, and shall be accepted without reference to the financial ability of the Indemnitee to make repayment.
4.    Procedure for Making Demand and the Corporation’s Response.
(a)    Any request for payment of Liabilities or Advances shall be made in writing and submitted to the Corporation at the address specified in Section 10 hereof and shall include an executed Affirmation and Undertaking, if applicable; a description (based upon information then known to Indemnitee) of the Proceeding; and copies of any demand, summons, complaint, order, notice of charges, indictment, information, subpoena or other process served on or received by Indemnitee. In the case of Expenses and Advances, Indemnitee shall accompany his or her request with copies of invoices or receipts providing sufficient information for the Corporation to determine whether they are reasonable. In the case of a proposed settlement for which Indemnitee seeks the Corporation’s consent or approval, Indemnitee shall provide such information as shall be needed for the Corporation to determine whether the settlement is reasonable.
(b)    The Corporation shall pay the Liabilities and Advances due to Indemnitee, under this Agreement or otherwise, no later than forty-five (45) days after receipt of the written request from Indemnitee under Section 4(a) hereof.
(c)    The Corporation’s evaluation as to (i) the reasonableness of Expenses and Advances of Indemnitee, (ii) the reasonableness of a proposed settlement, and (iii) any other decision that the Corporation makes regarding Indemnitee’s indemnification shall be made within said 45-day period, subject to the requirements of Section 2-418 of the Maryland Code, if and to the extent applicable.
(d)    The Corporation acknowledges that indemnification of Liabilities and payment of Advances to Indemnitee pursuant to the terms of this Agreement have been pre-authorized by the Corporation and that, pursuant to authority

Exhibit 10.2

exercised as permitted under Section 2-418(g) of the Maryland Code, no additional determination need be made by the Corporation as to any specific Proceeding that such indemnification or Advances of Expenses to Indemnitee is permissible in the circumstances because he or she has met a particular standard of conduct.
(e)    In making any determination with respect to entitlement to indemnification hereunder, the person(s) or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. It is the parties’ intention that if the Corporation contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide and neither the failure of the Corporation (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that Indemnitee is entitled to indemnification as requested, nor an actual determination by the Corporation (including by its directors or independent legal counsel) that Indemnitee is not entitled to indemnification, shall be a defense to the action, shall be binding on Indemnitee, shall be entitled to any deference by the court, or shall create any presumption regarding Indemnitee’s entitlement to indemnification. Indemnitee, in an action brought in accordance with the terms of Section 5 hereof, may freely contest any determination that he or she is not entitled to indemnification.
5.    Failure to Indemnify; Enforcement of Agreement by Indemnitee.
(a)    If a claim for indemnification or Advances under this Agreement or any statute, or under any provision of the Corporation’s Articles or Bylaws providing for indemnification, is not paid in full by the Corporation within 45 days after a written request for payment thereof has been received by the Corporation, Indemnitee may, but is not required to, at any time thereafter, bring an action against the Corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, Indemnitee also shall be entitled, to the extent of such success, to be paid for the reasonable Expenses of bringing and maintaining such action.
(b)    If the Corporation contests the reasonableness of the full amount of the Expenses that Indemnitee has requested, the appropriateness of certain of the Expenses requested, or any other aspect of Indemnitee’s entitlement to Expenses, the Corporation shall pay, within 45 days of the request, any portion of the Expenses that it does not contest.
6.    Indemnification for Expenses of Witnesses. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his or her service as an Authorized Representative, a witness in any proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection therewith and shall be entitled to Advances of Expenses under Section 3 hereof and enforcement of his or her rights under Sections 4 and 5 hereof upon compliance with the requirements of those Sections and Section 7 hereof.
7.    Indemnitee’s Obligations. Indemnitee shall promptly advise the Corporation in writing of the institution of any Proceeding which is or may be subject to this Agreement, and keep the Corporation generally informed of and consult with the Corporation with respect to the status of any such Proceeding. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power. The failure by Indemnitee to timely notify the Corporation of any Proceeding or indemnifiable Liabilities shall not relieve the Corporation from any liability hereunder unless, and only to the extent that, the Corporation did not otherwise learn of such Proceeding or indemnifiable Liabilities and such failure resulted in the loss or forfeiture by the Corporation of defenses, rights or insurance coverage.
8.    Subrogation. In the event of any payment under this Agreement, the Corporation shall be subrogated to the full extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to preserve and facilitate the Corporation’s assertion of such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights. Provided, however, that the Corporation’s subrogation to Indemnitee’s rights of recovery, including his or her rights to indemnification or advancement from any other person or entity or under any policy of insurance, shall be subordinate to Indemnitee’s rights to recover any unreimbursed or unpaid Liabilities or Expenses therefrom.
9.    Insurance. If, at the time of the receipt of a demand pursuant to Section 4 hereof, the Corporation has directors and officers liability insurance in effect under which coverage for Indemnitee’s Liabilities is potentially available, the Corporation shall provide to Indemnitee a copy of each such policy and, upon Indemnitee’s written request, any notice given to the insurers and copies of all subsequent correspondence between the Corporation and such insurers regarding the Proceeding, promptly after the Corporation’s receipt or delivery thereof.
10.    Notices. All notices given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earliest of (a) personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile, if sent during normal business hours of the recipient and, if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, or (d) one (1) day after deposit with a nationally recognized

Exhibit 10.2

overnight courier, specifying next-day delivery, with written verification of receipt. All notices to the Corporation under this Agreement shall be directed to:
Charter Financial Corporation
1233 O. G. Skinner Drive
West Point, GA 31833
Attention: Chief Risk Officer
Notices to Indemnitee shall be sent as follows:

or to such other address as Indemnitee shall designate in writing to the Corporation.
11.    Severability. Should any provisions of this Agreement, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.
12.    Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.
13.    Choice of Law; Interpretation; Venue. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Georgia. The provisions of this Agreement shall be broadly interpreted to afford indemnification and advancement of Indemnitee to the fullest extent permitted by the Maryland Code and Maryland law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Superior Court of Troup County, Georgia, and any applicable courts of review thereof. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts.
14.    Change in Indemnitee’s Position. This Agreement shall continue in full force and effect, and a new agreement between the parties hereto need not be executed and delivered:
(a)    if Indemnitee is an executive officer or member of the Board of Directors of the Corporation or a Subsidiary as of the date of this Agreement, as long as Indemnitee continues to serve as an executive officer or member of the Board of Directors of the Corporation or a Subsidiary, notwithstanding any change in the position(s) shown below as held by Indemnitee with the Corporation or
(b)    if Indemnitee is neither an executive officer nor a director of the Corporation, as long as Indemnitee continues to serve in the position shown below or, if more than one position is shown below, in at least one of the positions shown below.
15.    Duration of Agreement. All agreements and obligations of the Corporation contained herein shall continue during the period that Indemnitee is serving as an Authorized Representative of the Corporation and for the longer of six (6) years following the end of such period and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding by reason of his or her service as an Authorized Representative, whether or not he or she is acting or serving in any such capacity at the time any Liability or Expense is incurred for which indemnification can be provided under this Agreement or until final disposition, including all appeals, of any action commenced under Section 5 hereof.
16.    Successors. This Agreement establishes contract rights which shall be binding upon and shall inure to the benefit of the successors, assigns, spouses, heirs, executors and legal representatives of the parties hereto and shall be binding upon and enforceable as to any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Corporation.

Exhibit 10.2

17.    Contract Rights Not Exclusive. The contract rights conferred by this Agreement shall be in addition to but not exclusive of any other right which Indemnitee may have or may hereafter acquire under any statute, provision of the Corporation’s Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. Nothing in this Agreement shall be deemed to modify or amend the indemnification provisions of the Corporation’s Bylaws.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

INDEMNITEE:	CHARTER FINANCIAL CORPORATION

By:	By:

Name:	Name:

Position(s) held with the Corporation:	Title:

Exhibit 10.2

ANNEX I
AFFIRMATION AND UNDERTAKING

This Undertaking is made on ________________,_______, pursuant to the Indemnification Agreement between CHARTER FINANCIAL CORPORATION, a Maryland corporation (the “Corporation”), and ________________(“Indemnitee”).
WHEREAS, Indemnitee and the Corporation are parties to that certain Indemnification Agreement, dated as of ________________,_______, (as may be subsequently amended, the “Agreement;” all terms herein not otherwise defined have those meanings ascribed to them in the Agreement);
WHEREAS, Indemnitee has become involved in a Proceeding which has arisen as a result of Indemnitee’s service as an Authorized Representative;
WHEREAS, Indemnitee believes in good faith that Indemnitee is entitled to indemnification from the Corporation;
WHEREAS, Indemnitee desires and hereby requests that the Corporation pay any and all Expenses (as defined in the Agreement) actually and reasonably incurred by Indemnitee in connection with such Proceeding and that such payment be made in advance of the final disposition of such Proceeding to the extent that Indemnitee has not been previously reimbursed by insurance, indemnification or similar payment from another source; and
WHEREAS, Indemnitee is willing to give the below Affirmation and Undertaking in connection with this request.
NOW, THEREFORE:
1.    Indemnitee hereby affirms that he or she believes in good faith that his or her actions or omissions as an Authorized Representative, which are relevant to the Proceeding, were conducted honestly, in good faith, and in a manner in which Indemnitee believed to be in the best interests of the Corporation (and/or, to the extent applicable, its Subsidiary).
2.    Indemnitee hereby further affirms that his or her actions or omissions as an Authorized Representative, which are relevant to the Proceeding, were not known to Indemnitee at the time of commission or omission to constitute a violation of law or regulation.
3.    Indemnitee hereby further affirms that he or she has not received any improper personal benefit in money, property or services (a) in connection with his or her actions or omissions as an Authorized Representative, which are relevant to the Proceeding, or (b) in connection with the facts or circumstances otherwise at issue in the Proceeding.
4.    In regard to any payments made by the Corporation to Indemnitee pursuant to the terms of the Agreement, Indemnitee hereby undertakes and agrees to repay to the Corporation any and all such amounts, if and to the extent that it is determined that Indemnitee is not entitled to be indemnified by the Corporation.
5.    Indemnitee shall make any repayment due to the Corporation promptly, and in any event within thirty (30) days after (a) the disposition, including any appeals, of the Proceeding on account of which payments were made and (b) notification of the determination by the Corporation that he or she is not entitled to indemnification; provided, however, that if either the Corporation or Indemnitee files suit seeking a judicial determination of Indemnitee’s rights to indemnification, any obligation Indemnitee may have to repay advancements shall be tolled until such suit is finally adjudicated, including all appeals.

INDEMNITEE:

By:

Name:

Position(s) held with the Corporation:

Exhibit 10.2

SCHEDULE

The Indemnification Agreement is substantially the same for all executive officers and directors of the Corporation. The only differences are the names of the executives and officers and their respective positions held with the Corporation. All agreements were signed and dated as of October 31, 2014.

Name:	Position(s) held with the Corporation:

Robert L. Johnson	Chairman, President and Chief Executive Officer

Curtis R. Kollar	Senior Vice President and Chief Financial Officer

David Z. Cauble, III	Director

Jane W. Darden	Director

Edward Smith	Director

Curti M. Johnson	Senior Vice President, General Counsel and Director

Thomas M. Lane	Director

David L. Strobel	Director

Lee Washam	President of CharterBank